AMENDMENT NO. 12 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
APRIL 6, 2016
This Amendment No. 12 (this “Amendment No. 12”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated April 15, 2013, Amendment No. 4 thereto dated April 30, 2013, Amendment No. 5 thereto dated as of October 31, 2013, Amendment No. 6 thereto dated as of February 19, 2014, Amendment No. 7 thereto dated as of March 3, 2014, Amendment No. 8 thereto dated as of August 29, 2014, Amendment No. 9 thereto dated as of March 9, 2015, Amendment No. 10 thereto dated as of April 30, 2015 and Amendment No. 11 dated as of August 21, 2015 (as so amended, the “Partnership Agreement”) is hereby adopted on April 6, 2016, effective as set forth herein, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement, and (ii) pursuant to Section 13.1(j) of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 of the Partnership Agreement; and
WHEREAS, in connection with the extension of certain ongoing management fees being paid by Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), to the Partnership with respect to the Partnership’s management of the Trunkline LNG project, together with the provision of certain additional services to ETE related thereto, the Partnership has agreed to authorize for issuance and to issue to the General Partner limited partner interests designated as Class J Units having the rights, preferences and privileges set forth in this Amendment No. 12; and
WHEREAS, the General Partner has determined that the authorization for issuing this new class of Partnership Securities, to be designated as “Class J Units,” provided for in this Amendment No.

12 is and will be in the best interests of the Partnership, and beneficial to the Limited Partners, including the holders of the Common Units; and
WHEREAS, the General Partner has determined (i) pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable in connection with the authorization of the issuance of the Class J Units, and (ii) pursuant to Section 13.1(j) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable to reflect, account for and deal with appropriately the investment by the Partnership in any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership; and
NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendments.
(a)Section 1.1 of the Partnership Agreement is hereby amended to amend and restate the following definitions, as stated herein below, in the appropriate alphabetical order:
(i)    “Class J Units” means a limited partner Partnership Interest which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Class J Units.
(ii)    “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to its General Partner Interest, the product obtained by dividing (i) the Capital Account balance of the General Partner by (ii) the aggregate Capital Account balances of all Limited Partners and the General Partner, (b) as to any holder of a Common Unit or Assignee holding Common Units, the product of (i) 100% less the percentages applicable to paragraphs (a) and (c) multiplied by (ii) the quotient of the number of Common Units held by such Unitholder or Assignee divided by the total number of all Outstanding Common Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right, a Class H Unit, a Class I Unit and a Class J Unit shall at all times be zero.
(iii)    “Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership and shall include Common Units, Series A Preferred Units, Class E Units and Class G Units, but shall not include (v) the general partner interest in the Partnership, (w) the Incentive Distribution Rights, (x) the Class H Units, (y) the Class I Units, or (z) the Class J Units.
(b)    Article V of the Partnership Agreement is hereby amended by adding a new Section 5.15 at the end thereof as follows:
“5.15    Establishment of Class J Units.
(a)    General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class J Units” and initially consisting of a total of Eighty (80) Class J Units. Fifty (50) of the initial Class J Units shall be issued to the General Partner effective as of July 1, 2015, and Thirty (30) of the initial Class J Units shall be issued to the General Partner effective as of January 1, 2016. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class J Units in the future.
(b)    Rights of Class J Units. The Class J Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i) Capital Account. The Partnership shall not maintain a separate Capital Account for a Class J Unit. All allocations made pursuant to Section 5.15(b)(ii) shall adjust the existing Capital Account of the holder of the Class J Unit and, in the case of the General Partner, shall adjust solely the Capital Account maintained in respect of the General Partner’s Incentive Distribution Right.
(ii) Allocations.
(A)    The Class J Units shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss Allocations pursuant to Section 6.1(b), (iii) Net Termination Gain or Net Termination Loss allocations pursuant to Section 6.1(c) or (iv) except as otherwise provided in this Section 5.15(b)(ii), special allocations pursuant to Section 6.1(d). Allocations pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) (except as otherwise provided in this Section 5.15(b)(ii)) shall be made consistent with the facts that the Class J Units are not Units, and that the holders of the Class J Units are not Unitholders and, therefore have no Percentage Interests with respect to their Class J Units.
(B)    For each taxable period, after making (i) the allocations to the Class G Units pursuant to Sections 5.11(b)(ii)(B) through (D), with such allocations to the Class G Units being computed and made without regard to any allocations to the Class J Units pursuant to this Section 5.15(b)(ii)(B), (ii) the allocations to the Class H Units pursuant to Sections 5.12(b)(ii) and (iii) the allocations to the Class I Units pursuant to Section 5.13(b)(ii), each Class J Unit shall be allocated, to the extent available, depreciation, amortization, depletion, together with any other form of cost-recovery, equal to Ten Million ($10,000,0000) per Class J Unit during the calendar year in which such Class J Unit was deemed issued. The allocation of items pursuant to this Section 5.15(b)(ii)(B) with respect to each Class J Unit shall be made proportionately over the calendar year or such portion thereof beginning on the effective date of the issuance of such Class J Unit and ending on December 31st of such calendar year.

(iii)    Distributions. The Class J Units shall not be entitled to receive any distributions and, consistent with the facts that the Class J Units are not Units, and that the holders of the Class J Units are not Unitholders, and therefore have no Percentage Interests with respect to their Class J Units, shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.
(iv)    Voting Rights. Except as set forth in this Section 5.15(b)(iv) and Section 13.3(c), and except to the extent the Delaware Act gives the Class J Units a vote as a class on any matter, the Class J Units shall not have any voting rights. With respect to any matter on which the Class J Units are entitled to vote, each Class J Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class J Units then Outstanding, amend, alter, modify or change this Section 5.15 (or vote or consent to take such action).
(v)    Expiration, Redemption and Conversion Rights. Each Class J Unit shall expire for no consideration on December 31st of the calendar year in which the effective date of the issuance of the Class J Unit occurred. The Class J Units shall not have any rights of redemption or conversion.
(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class J Units shall not be evidenced by certificates. Any certificates relating to the Class J Units that may be issued later will be in such form as the General Partner may approve. The Class J Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to, and as if the Class J Units were, Units in the Partnership.
(vii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class J Units.
Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    This Amendment No. 12 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 12 has been executed as of the date first above written.

GENERAL PARTNER:
ENERGY TRANSFER PARTNERS GP, L.P.
By:    Energy Transfer Partners, L.L.C.,
its general partner

By: /s/    Thomas E. Long
Thomas E. Long
Chief Financial Officer